Filed pursuant to Rule 424(B)(2)
SEC File No. 333-206678

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Senior Notes due 2019	$400,000,000	$40,280
2.400% Senior Notes due 2019	$1,400,000,000	$140,980
3.700% Senior Notes due 2023	$1,200,000,000	$120,840
Guarantees of debt securities(2)	—	—
Total	$3,000,000,000	$302,100

(1)	The registration fee, calculated in accordance with Rule 457(r), is being transmitted to the SEC on a deferred basis pursuant to Rule 456(b).
(2)	The subsidiaries of General Motors Financial Company, Inc. that are named as additional registrants may fully and unconditionally guarantee the debt securities of General Motors Financial Company, Inc. No separate consideration will be received for any guarantee of debt securities. Accordingly, pursuant to Rule 457(n) of the Securities Act, no separate filing fee is required. The guarantees will not be traded separately.

PROSPECTUS    SUPPLEMENT

(To Prospectus dated August 31, 2015)

$3,000,000,000

GENERAL MOTORS FINANCIAL COMPANY, INC.

$400,000,000 Floating Rate Notes due 2019

$1,400,000,000 2.400% Senior Notes due 2019

$1,200,000,000 3.700% Senior Notes due 2023

General Motors Financial Company, Inc. (“GM Financial”) is offering $400,000,000 aggregate principal amount of its Floating Rate Notes due 2019 (the “Floating Rate Notes”), $1,400,000,000 aggregate principal amount of its 2.400% Senior Notes due 2019 (the “2019 Notes”) and $1,200,000,000 aggregate principal amount of its 3.700% Senior Notes due 2023 (the “2023 Notes” and together with the Floating Rate Notes and the 2019 Notes, the “Notes”). The Floating Rate Notes will bear interest at a rate, reset quarterly, equal to three-month LIBOR plus 1.45%. Interest will accrue on the Floating Rate Notes from May 9, 2016, and GM Financial will pay interest on the Floating Rate Notes quarterly on February 9, May 9, August 9 and November 9 of each year, beginning on August 9, 2016. The Floating Rate Notes will mature on May 9, 2019. Interest will accrue on the 2019 Notes and 2023 Notes from May 9, 2016, and GM Financial will pay interest on the 2019 Notes and 2023 Notes semi-annually on May 9 and November 9 of each year, beginning on November 9, 2016. The 2019 Notes will mature on May 9, 2019, and the 2023 Notes will mature on May 9, 2023. We may not redeem the Floating Rate Notes prior to maturity. At our option, we may redeem either or both series of the 2019 Notes and the 2023 Notes offered hereby, in whole or in part, at any time and from time to time before their maturity at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

The Notes will be guaranteed by our principal United States operating subsidiary, AmeriCredit Financial Services, Inc. (“AFSI”), on a senior unsecured basis and, under certain circumstances, will be guaranteed by certain of our other subsidiaries. All guarantees of the Notes (including the AFSI guarantee) will be automatically and unconditionally released and discharged when, among other things, the guarantors no longer guarantee the obligations under our currently outstanding 4.75% Senior Notes due 2017 (the “Existing 2017 Notes”) and 6.75% Senior Notes due 2018 (the “Existing 2018 Notes”) and are not guarantors or issuers of certain other indebtedness. See “Description of the Notes.”

The Notes will be our and the guarantor’s unsecured senior obligations. The Notes will rank equal in right of payment with all of such entities’ existing and future senior indebtedness, including guarantees, and will rank senior in right of payment to all of such entities’ existing and future subordinated indebtedness; however, the Notes will be effectively subordinated to all of our and the guarantor’s secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will also be structurally subordinated to the indebtedness and other obligations of our subsidiaries that do not guarantee the Notes with respect to the assets of such entities.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Floating Rate Note	Total	Per 2019 Note	Total	Per 2023 Note	Total
Public offering price(1)	100.000%	$400,000,000	99.896%	$1,398,544,000	99.743%	$1,196,916,000
Underwriting discounts and commissions	0.250%	$1,000,000	0.250%	$3,500,000	0.400%	$4,800,000
Proceeds, before expenses, to us	99.750%	$399,000,000	99.646%	$1,395,044,000	99.343%	$1,192,116,000

(1)	Plus accrued interest, if any, from May 9, 2016.

The underwriters expect to deliver the Notes to the purchasers in book-entry form only through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme or Euoroclear Bank S.A./N.V., as operator of the Euroclear System, on or about May 9, 2016.

Joint Book-Running Managers

BofA Merrill Lynch	Bradesco BBI	Deutsche Bank Securities	Goldman, Sachs & Co.	RBC Capital Markets	SMBC Nikko

Co-Managers

BBVA	Ramirez & Co., Inc.	Scotiabank	Siebert Brandford Shank & Co., L.L.C.	UniCredit Capital Markets

The date of this prospectus supplement is May 4, 2016.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time.

We have not, and the underwriters have not, authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or provide any assurances as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate as of their respective dates. The information in documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the respective dates of those documents. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement will control. To the extent the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information in the more recent document.

Before you decide to invest in the Notes, you should carefully read this prospectus supplement, the accompanying prospectus, the registration statement described in the accompanying prospectus (including the exhibits thereto) and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under the caption “Incorporation of Certain Documents by Reference.”

We are not making offers to sell the Notes or soliciting offers to purchase the Notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should carefully read this together with the entire prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, including the “Risk Factors” section, and our financial statements and the notes to those financial statements.

Unless otherwise stated or the context otherwise requires, as used in this prospectus supplement, the words “Company,” “GM Financial,” “we,” “us” and “our” refer to General Motors Financial Company, Inc. and its subsidiaries; “GM” refers to General Motors Company; the “International Segment” refers to our auto finance and financial services operations conducted in Europe, Latin America and China; the “North America Segment” refers to our auto finance and financial services operations conducted in the United States and Canada; “Europe” refers to Germany, the United Kingdom, Austria, France, Italy, Switzerland, Sweden, Belgium, the Netherlands, Spain, Greece and Portugal; and “Latin America” refers to Mexico, Chile, Colombia, Brazil and Peru.

Overview

GM Financial, the wholly-owned captive finance subsidiary of GM, is a global provider of automobile financing solutions. As of March 31, 2016, our portfolio consisted of $64.0 billion of auto loans and leases and commercial dealer loans, comprised of $47.6 billion in North America and $16.4 billion internationally. We were acquired by GM in October 2010 to provide captive financing capabilities in support of GM’s U.S. and Canadian markets. In 2013, we expanded the markets we serve by acquiring the operations of our International Segment in Europe and Latin America. In 2015, we completed the acquisition of an equity interest in SAIC-GMAC Automotive Finance Company Limited, a joint venture that conducts auto finance operations in China, from Ally Financial Inc. As a result of the completion of this acquisition, our global footprint now covers over 85% of GM’s worldwide market and provides auto finance solutions around the world.

Corporate Information

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas, 76102, and our telephone number is (817) 302-7000.

The Offering

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details about the Notes and this offering contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes, see “Description of the Notes.”

Issuer	General Motors Financial Company, Inc.

Securities Offered	$400,000,000 aggregate principal amount of Floating Rate Notes due 2019

$1,400,000,000 aggregate principal amount of 2.400% Senior Notes due 2019

$1,200,000,000 aggregate principal amount of 3.700% Senior Notes due 2023

Maturity Date	May 9, 2019 for the Floating Rate Notes

May 9, 2019 for the 2019 Notes

May 9, 2023 for the 2023 Notes

Interest Payment Dates	Each February 9, May 9, August 9 and November 9, beginning on August 9, 2016 for the Floating Rate Notes

Each May 9 and November 9, beginning on November 9, 2016 for the 2019 Notes and the 2023 Notes

Interest	Floating rate, reset quarterly, equal to three-month LIBOR (as defined in “Description of the Notes—Principal, Maturity and Interest”) plus 1.45% for the Floating Rate Notes

2.400% per year for the 2019 Notes

3.700% per year for the 2023 Notes

Guarantor	The Notes will be guaranteed by our principal United States operating subsidiary, AFSI, on a senior unsecured basis and, under certain circumstances (as more fully described in “Description of the Notes—Subsidiary Guarantee”), certain of our other subsidiaries. The obligations of all guarantors of the Notes to guarantee the Notes will be automatically and unconditionally released and discharged when, among other things, the guarantors no longer guarantee the obligations under the Existing 2017 Notes and the Existing 2018 Notes and are not guarantors or issuers of certain other indebtedness. See “Description of the Notes—Subsidiary Guarantee” and “—Certain Covenants—Additional Guarantees.”

Ranking

The Notes will be our and the guarantor’s unsecured senior obligations. The Notes will rank equal in right of payment with all of such entities’ existing and future senior indebtedness, including guarantees, and will rank senior in right of payment to all of such entities’ existing and future subordinated indebtedness; however, the Notes will be effectively subordinated to all of our and the guarantor’s secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will also be structurally subordinated to the indebtedness and other obligations of our subsidiaries that do not guarantee the Notes with respect to the assets of such entities. As of March 31, 2016, on a pro forma basis assuming the issuance by us of $3.0 billion in Notes, we and the guarantor would have had $22.8 billion of indebtedness (of which none would have been secured indebtedness). As of March 31, 2016, our subsidiaries that will not guarantee the Notes had $44.2 billion of secured debt, unsecured debt and other liabilities and $63.2 billion of assets, and, after giving effect to the issuance of the Notes, on a pro forma basis, 83% of our consolidated total assets. As of March 31, 2016, all of our secured indebtedness was issued by our subsidiaries other than AFSI.

Certain Covenants	We will issue the Notes under a sixth supplemental indenture, a seventh supplemental indenture and an eighth supplemental indenture to a base indenture we have entered into with Wells Fargo Bank, National Association, as trustee. Each of the supplemental indentures will be dated as of May 9, 2016, and will be between us and Wells Fargo Bank, National Association, as trustee. We refer to these supplemental indentures and the base indenture, together with all other supplemental indentures to the base indenture, as the “indenture.” The indenture governing the Notes will contain covenants limiting our ability to sell all or substantially all of our assets or merge or consolidate with or into other companies and limiting our and our restricted subsidiaries’ ability to incur certain liens. These covenants are subject to a number of important limitations and exceptions and in many circumstances may not significantly restrict our or our restricted subsidiaries’ ability to take the actions described above. For more details, see “Description of the Notes—Certain Covenants.”

Optional Redemption	We may not redeem the Floating Rate Notes prior to maturity. At our option, we may redeem the 2019 Notes and the 2023 Notes offered hereby, in whole or in part, at any time and from time to time before their maturity at the redemption prices set forth under “Description of the Notes—Optional Redemption.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $2.98 billion, after deducting the underwriters’ discounts and commissions and the estimated expenses of this offering. The net proceeds from this offering will be added to our general funds and will be available for general corporate purposes. See “Use of Proceeds” and “Risk Factors—Risks Related to the Notes.”

Absence of a Public Market for the Notes

The Notes are new issues of securities for which there are no established markets. Accordingly, there can be no assurance that any markets for the Notes will develop or as to the liquidity of any market that may develop. The underwriters have advised us that they currently intend to make a market in the Notes of each series.

However, they are not obligated to do so and any market-making with respect to the Notes may be discontinued without notice. See “Underwriting.”

Governing Law	The indenture and the Notes will be governed by the laws of the State of New York.

Risk Factors	Investing in the Notes involves substantial risks. You should carefully consider the risk factors set forth or referred to under the caption “Risk Factors” in this prospectus supplement, together with the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as well as the other reports we file from time to time with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Summary Historical Consolidated Financial and Other Data

The tables below summarize selected financial information for the years ended December 31, 2015, 2014 and 2013, which were derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The following tables also present summary financial data for the three months ended March 31, 2016 and 2015, which were derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016. In our opinion, this interim data reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such interim periods. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

This data should be read in conjunction with, and it is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the notes thereto and the other financial information in each of our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which are incorporated by reference herein.

	Years Ended December 31,			Three Months Ended March 31,
	2015	2014	2013	2016	2015
	(in millions)
Operating Data:
Revenue
Finance charge income	$3,381	$3,475	$2,563	$818	$854
Other revenue	3,073	1,379	781	1,257	500

Total revenue	6,454	4,854	3,344	2,075	1,354

Costs and expenses
Operating expenses	1,293	1,162	770	334	306
Leased vehicle expenses	2,200	847	453	893	327
Provision for loan losses	624	604	475	196	155
Interest expense	1,616	1,426	721	463	380
Acquisition and integration expenses	—	—	42	—	—

Total costs and expenses	5,733	4,039	2,461	1,886	1,168

Equity income	116	—	—	36	28

Income before income taxes	837	815	883	225	214
Income tax provision	191	278	317	61	64

Net income	$646	$537	$566	$164	$150

Comprehensive (loss) income	$(25)	$93	$580	$316	$(196)

	At December 31,			At March 31,
	2015	2014	2013	2016	2015
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$3,061	$2,974	$1,074	$2,898	$2,121
Finance receivables, net	36,781	33,000	29,282	38,658	32,470
Leased vehicles, net	20,172	7,060	3,383	24,538	8,939
Goodwill	1,189	1,244	1,240	1,195	1,243
Equity in net assets of non-consolidated affiliates	986	—	—	989	929
Total assets	65,904	47,608	37,916	72,764	49,214
Secured debt	30,689	25,173	22,039	32,733	24,652
Unsecured debt	23,657	12,142	6,933	27,638	14,341
Related party taxes payable	—	636	643	—	636
Total liabilities	57,852	40,216	31,631	64,389	42,011
Shareholder’s equity	8,052	7,392	6,285	8,375	7,203
Tangible net worth	6,845	6,109	4,981	7,165	5,931

	At and for the Years Ended December 31,			At and for the Three Months Ended March 31,
	2015	2014	2013	2016	2015
	(in millions)
Origination Volume:
Retail loan origination volume	$17,537	$15,085	$9,597	$4,143	$4,078
Retail lease origination volume	20,199	6,169	2,830	6,752	3,024

Total retail origination volume	$37,736	$21,254	$12,427	$10,895	$7,102

Portfolio Data:
Retail finance receivables	$29,124	$25,672	$23,250	$30,272	$25,632
Retail leases	20,172	7,060	3,383	24,538	8,939
Commercial finance receivables	8,439	8,072	6,700	9,229	7,607

Total earning assets	$57,735	$40,804	$33,333	$64,039	$42,178

Average earning assets	$48,116	$36,684	$24,557	$60,491	$41,205

Credit Performance Data:
Net annualized credit losses as a percentage of average retail finance receivables	1.9%	1.9%	1.9%	1.9%	1.8%
Delinquencies greater than 60 days as a percentage of retail finance receivables	1.6%	1.7%	1.7%	1.4%	1.4%

	At December 31,			At March 31,
	2015	2014	2013	2016	2015
	(in millions, except ratios)
Other Data:
Ratio of total debt to total equity	6.7x	5.0x	4.6x	7.2x	5.4x
Ratio of ending net earning assets to adjusted equity(1)	8.3x	6.5x	6.5x	8.8x	6.9x
Available liquidity(2)	$14,662	$9,340	$3,939	$12,718	$10,934

(1)

Under our Support Agreement with GM, net earning assets means our finance receivables, net, plus leased vehicles, net, and adjusted equity means our equity, net of goodwill and inclusive of outstanding junior subordinated debt, as each may be adjusted for derivative accounting from time to time.

(2)	Available liquidity includes unrestricted cash and cash equivalents, secured borrowing capacity on unpledged eligible assets, and unsecured borrowing capacity.

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the Notes, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

We currently have a substantial amount of outstanding indebtedness. In addition, we have guaranteed a substantial amount of indebtedness incurred by our International Segment and our principal Canadian operating subsidiary. As of March 31, 2016, we have guaranteed approximately $4.2 billion in such indebtedness. Additionally, we have entered into intercompany loan agreements with several of our subsidiaries in Europe and Latin America, providing these companies with access to our liquidity to support originations and other activities. As of March 31, 2016, we have entered into $4.2 billion in such intercompany loan agreements. Our ability to make payments of principal or interest on, or to refinance, our indebtedness will depend on our future operating performance, and our ability to enter into additional credit facilities and securitization transactions as well as other debt financings, which, to a certain extent, are subject to economic, financial, competitive, regulatory, capital markets and other factors beyond our control.

If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any refinancings will be possible or that any additional financing could be obtained on acceptable terms. The inability to service or refinance our existing debt or to obtain additional financing would have a material adverse effect on our financial position, liquidity, and results of operations.

The degree to which we are leveraged creates risks, including:

•	we may be unable to satisfy our obligations under our outstanding indebtedness;

•	we may find it more difficult to fund future credit enhancement requirements, operating costs, tax payments, capital expenditures, or general corporate expenditures;

•

we may have to dedicate a substantial portion of our cash resources to payments on our outstanding indebtedness, thereby reducing the funds available for operations and future business opportunities; and

•	we may be vulnerable to adverse general economic, capital markets and industry conditions.

Our credit facilities typically require us to comply with certain financial ratios and covenants, including minimum asset quality maintenance requirements. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

If we cannot comply with the requirements in our credit facilities, then the lenders may increase our borrowing costs, remove us as servicer or declare the outstanding debt immediately due and payable. If our debt payments were accelerated, any assets pledged to secure these facilities might not be sufficient to fully repay the debt. These lenders may foreclose upon their collateral, including the restricted cash in these credit facilities. These events may also result in a default under our senior note indentures. We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such case, our financial condition, liquidity, and results of operations would materially suffer.

Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the Notes will be effectively subordinated to substantially all of our other debt.

The Notes will be our unsecured obligations. The Notes will be effectively junior in right of payment to all of our secured indebtedness. Holders of any secured indebtedness of ours, our subsidiaries and our securitization trusts will have claims that are prior to the claims of the holders of any debt securities issued by us with respect to the assets securing our other indebtedness. Notably, substantially all of our receivables have been pledged to secure the repayment of debt issued under our credit or other secured funding facilities or, in securitization transactions. Any debt securities issued by us, including the Notes, will effectively rank junior to that secured indebtedness. As of March 31, 2016, the aggregate amount of our subsidiaries’ indebtedness was approximately $40.6 billion, of which $32.8 billion was secured debt. As of March 31, 2016, all of our secured indebtedness was issued by our subsidiaries other than AFSI.

If we defaulted under our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the Notes will be entitled to receive any payment with respect thereto. As a result, the holders of the Notes may recover proportionally less than holders of secured indebtedness.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control.

We expect to continue to require substantial amounts of cash. Our primary cash requirements include the funding of:

•	loan and lease purchases;

•	advances to commercial lending customers;

•	credit enhancement requirements in connection with securitization and credit facilities;

•	interest and principal payments under our indebtedness;

•	ongoing operating expenses;

•	capital expenditures; and

•	future acquisitions, if any.

Our primary sources of future liquidity are expected to be:

•	payments on loans, leases and commercial lending receivables not securitized;

•	distributions received from securitization trusts;

•	servicing fees;

•	borrowings under our credit facilities or proceeds from secured debt facilities;

•	further issuances of other debt securities, both secured and unsecured; and

•	retail deposits.

Because we expect to continue to require substantial amounts of cash for the foreseeable future, we anticipate that we will need additional credit facilities and require the execution of additional securitization transactions and additional debt financings including unsecured note offerings. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the capital markets. There can be no assurance that funding will be available to us through these sources or, if available, that the funding will be on acceptable terms. If we are unable to execute securitization transactions and unsecured debt issuances on a regular basis, we would not have sufficient funds to finance new originations and, in such event, we would be required to revise the scale of our business, which would have a material adverse effect on our ability to achieve our business and financial objectives.

Although the Notes are referred to as “senior notes,” the Notes are effectively subordinated to the rights of our existing and future secured creditors and any liabilities of our non-guarantor subsidiaries.

Holders of our present and future secured indebtedness and the secured indebtedness of our subsidiaries will have claims that are senior to your claims as holders of the Notes, to the extent of the value of the collateral securing such other indebtedness. The Notes will be effectively subordinated to existing secured financings and any other secured indebtedness incurred by us and the guarantor. In the event of any distribution or payment of our assets or the guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our and the guarantor’s existing and future unsecured indebtedness, including guarantees, that is deemed to be of the same class as the Notes, and potentially with all of our and the guarantor’s other general creditors, based upon the respective amounts owed to each holder or creditor, in our and the guarantor’s remaining assets. As of March 31, 2016, on a pro forma basis assuming the issuance by us of $3.0 billion in Notes, we and the guarantor would have had $22.8 billion of indebtedness (of which none would have been secured indebtedness). As of March 31, 2016, all of our secured indebtedness was issued by our subsidiaries other than AFSI. In addition, as of March 31, 2016, we have guaranteed approximately $4.2 billion of indebtedness incurred by our International Segment and our principal Canadian operating subsidiary. As of March 31, 2016, the guarantor has also guaranteed on a senior unsecured basis our outstanding Existing 2017 Notes, Existing 2018 Notes, our other senior notes outstanding as of March 31, 2016, $0.7 billion of senior notes issued by our principal Canadian operating subsidiary and $1.3 billion of Euro Medium Term Notes issued pursuant to our Euro Medium Term Note Programme.

The Notes will also be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments of our non-guarantor subsidiaries. Our non-guarantor subsidiaries include our special purpose finance vehicles which hold substantially all of our loan and lease assets. As of March 31, 2016, our non-guarantor subsidiaries had $44.2 billion of secured debt, unsecured debt and other liabilities.

We are a holding company. Our only internal source of cash is from distributions from our subsidiaries.

We, the issuer of the Notes, are a holding company with no operations of our own and conduct all of our business through our subsidiaries. Our only significant asset is the outstanding capital stock of our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including payment of principal, premium, if any, and interest on any of our indebtedness, and any of our future obligations. Our subsidiaries and special purpose finance vehicles are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to any of our indebtedness or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under any outstanding senior or unsecured indebtedness and that will guarantee our obligations under the Notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect and applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us to enable us to pay interest or principal on our existing indebtedness or the Notes.

Our rights to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subject to the claims of any secured creditor of that subsidiary. As of March 31, 2016, the aggregate amount of debt and other liabilities of our subsidiaries (including guarantees of our debt) was approximately $64.5 billion and, on a pro forma basis assuming the issuance by us of $3.0 billion in Notes, the aggregate amount of such debt and other liabilities would have been approximately $67.5 billion, of which approximately $32.8 billion would have been secured debt.

Your right to receive payments on the Notes could be adversely affected if any of our subsidiaries or other special purpose finance vehicles declares bankruptcy, liquidates or reorganizes.

In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

A substantial portion of our business is conducted through certain wholly-owned subsidiaries which are special purpose entities and are subject to substantial contractual restrictions. The special purpose finance vehicles are not guarantors with respect to any debt securities issued by us, including the Notes. As of March 31, 2016, substantially all financings by us under our credit facilities and our securitization transactions were secured by a first priority lien on the receivables and related assets held by our special purpose finance vehicles. The assets owned by the special purpose finance vehicles will not be available to satisfy claims by our creditors, including any claims made under the Notes. Because the special purpose finance vehicles are not guarantors of the Notes, any debt securities issued by us will be structurally subordinated to all indebtedness and other obligations of the special purpose finance vehicles.

In addition, the credit enhancement held by certain of our subsidiaries consists of subordinated interests in our securitizations and is effectively subordinated to the asset-backed securities issued in our securitizations. There can be no assurance that our operations, independent of our subsidiaries, will generate sufficient cash flow to support payment of interest or principal on any debt securities issued by us, including the Notes, or that dividend distributions will be available from our subsidiaries to fund these payments.

Only our principal United States operating subsidiary, AFSI, will guarantee the Notes. Our non-guarantor subsidiaries hold substantially all of our consolidated assets and have incurred substantial indebtedness. Your right to receive payments on the Notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Only our principal United States operating subsidiary, AFSI, will guarantee the Notes upon their initial issuance. Under certain circumstances, certain of our other subsidiaries may guarantee the Notes in the future. Our non-guarantor subsidiaries hold substantially all of our consolidated assets and have incurred substantial indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantee and require noteholders to return payments received from us or the guarantor.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the Notes and the guarantee could be voided, or claims in respect of the Notes or the guarantee could be subordinated to all other debts of ours or AFSI if, among other things, we or AFSI, at the time the indebtedness evidenced by the Notes or the guarantee was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness;

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or the granting of the guarantee;

•	were engaged in a business or transaction for which our or AFSI’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or AFSI would incur, debts beyond our or AFSI’s ability to pay those debts as they mature.

In addition, any payment by us or AFSI pursuant to the Notes or a guarantee could be voided and required to be returned to us or AFSI, or to a fund for the benefit of our creditors or the creditors of AFSI.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or AFSI would be considered insolvent if:

•	the sum of our or AFSI’s debts, including contingent liabilities, were greater than the fair saleable value of all of our or AFSI’s assets;

•

the present fair saleable value of our or AFSI’s assets were less than the amount that would be required to pay our or AFSI’s probable liability on our or AFSI’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or AFSI could not pay our or AFSI’s debts as they become due.

Based upon information currently available to us, we believe that the Notes and the guarantee are being incurred for proper purposes and in good faith and that we and AFSI:

•	are solvent and will continue to be solvent after giving effect to the issuance of the Notes and the guarantee, as the case may be;

•	will have enough capital for carrying on our business and the business of AFSI after the issuance of the Notes and the guarantee, as the case may be; and

•	will be able to pay our and AFSI’s debts, as the case may be.

The indenture governing the Notes limits the liability of a guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due.

In the event of a default, we may have insufficient funds to make any payments due on the Notes.

A default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the Notes.

The covenants in the indenture will not necessarily restrict our ability to take actions that may impair our ability to repay the Notes.

Although the indenture governing the Notes includes covenants that will restrict us from taking certain actions, the terms of these covenants include important exceptions which you should review carefully before investing in the Notes. Notwithstanding the covenants in the indenture, we expect that we will continue to be able to incur substantial additional indebtedness and to make significant investments and, potentially, significant acquisitions and other restricted payments, all of which may adversely affect our ability to perform our obligations under the indenture and the Notes and could intensify the related risks that we face. This could also lead to the credit rating on the Notes being lowered or withdrawn.

We cannot assure you that active trading markets will develop for the Notes.

Prior to this offering, there have been no trading markets for the Notes. We do not intend to apply for a listing of the Notes on any national securities exchange or any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes of each series after the offering is completed. However, they are not obligated to do so, and may discontinue market-making with respect to the Notes without notice. In addition, the liquidity of the trading markets in the Notes, and the market prices quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, there can be no assurance that active trading markets will develop for the Notes.

An increase in interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

Any adverse rating of the Notes may cause their trading prices to fall.

We intend to seek ratings on the Notes. After having been rated, if such rating services were to lower their ratings on the Notes below the ratings initially assigned to the Notes or otherwise announce their intention to put the Notes on credit watch, the trading prices of the Notes could decline.

General Motors is not a guarantor of the Notes and may have interests that conflict with those of the noteholders.

GM is not a guarantor of, or in any way obligated in connection with, the Notes issued by us. The Notes are guaranteed solely by AFSI.

We are a wholly-owned subsidiary of GM. As our parent, GM controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions. The interests of GM as equity holder and as parent of a captive finance subsidiary may differ from your interests as a holder of the Notes. For example, GM may have an interest in pursuing, or causing us to pursue, acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in us or the value of its other businesses, even though those transactions might involve risks to you as holders of the Notes.

The amount of interest payable on the Floating Rate Notes is set only once per period based on the three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR is not an indication that the three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month LIBOR as an indication of its future performance. You should further note that although the actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR on the applicable interest determination date, you will not benefit from the three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of the Floating Rate Notes.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of the Floating Rate Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the Floating Rate Notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus supplement, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future,” or “anticipate” and other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus supplement will happen as described or that they will happen at all. You should read this prospectus supplement completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. In evaluating these statements, you should specifically consider the risks referred to under the heading “Risk Factors” in this prospectus supplement, and in the reports we file from time to time with the SEC and incorporate by reference herein.

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $2.98 billion, after deducting underwriting discounts and commissions and the estimated expenses of this offering. The net proceeds from this offering will be added to the general funds of GM Financial and will be available for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2016:

•	On an actual basis; and

•	On an as adjusted basis to give effect to this offering and the application of the net proceeds from this offering.

You should read this table in conjunction with “Use of Proceeds” and the disclosures in our Annual Report on Form 10-K that is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	March 31, 2016
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$2,898	$5,882

Debt(1)
Secured credit facilities	8,713	8,713
Securitization notes payable	24,020	24,020
Unsecured credit facilities and other debt	5,811	5,811
Existing senior notes	21,827	21,827
floating rate notes due 2019 offered hereby	—	400
2.400% senior notes due 2019 offered hereby	—	1,399
3.700% senior notes due 2023 offered hereby	—	1,197

Total debt	60,371	63,367

Total equity	8,375	8,375

Total capitalization	$68,746	$71,742

(1)	Securitization notes payable, the existing senior notes and the Notes offered hereby are presented net of any unamortized discount and debt issuance costs.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Ratio of Earnings to Fixed Charges[1]	1.6X	1.6X	1.4X	1.6X	2.2X	3.3X	3.3X

(1)

For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. “Fixed charges” represent the sum of interest charges and the portion of rental expenses representative of an interest factor.

DESCRIPTION OF THE NOTES

General

The Notes will be issued pursuant to an indenture (the “Base Indenture”), dated as of October 13, 2015, among us and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a sixth supplemental indenture, a seventh supplemental indenture and an eighth supplemental indenture thereto (each, a “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), to be dated as of May 9, 2016, among us, the Trustee and the initial Guarantor. Each of the Floating Rate Notes, the 2019 Notes and the 2023 Notes will be a series of debt securities under the Base Indenture the terms of which will be established by the applicable Supplemental Indenture.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this summary, the term “Company” refers only to General Motors Financial Company, Inc. and not to any of its Subsidiaries or affiliates.

Ranking

The Notes will be general unsecured obligations of the Company and will rank:

•	senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes;

•

pari passu in right of payment with all existing and future indebtedness of the Company, including guarantees, that is not so subordinated, including, without limitation, the Existing 2017 Notes, the Existing 2018 Notes and our other senior notes;

•	effectively junior to any of our secured indebtedness to the extent of the assets securing such indebtedness; and

•	effectively junior to any liabilities of our non-guarantor subsidiaries.

The Notes will be guaranteed on a senior unsecured basis (the “Subsidiary Guarantee”) by AmeriCredit Financial Services, Inc. and any future Guarantor. See “—Subsidiary Guarantee.” Each Subsidiary Guarantee will rank:

•	senior in right of payment to all existing and future indebtedness of such Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantee;

•

pari passu in right of payment with all existing and future indebtedness of such Guarantor that is not so subordinated, including, without limitation, the guarantees of the Existing 2017 Notes, the Existing 2018 Notes and any guarantees of our other senior notes; and

•	effectively junior to any secured indebtedness of such Guarantor to the extent of the assets securing such indebtedness.

AmeriCredit Financial Services, Inc. has also guaranteed on a senior unsecured basis our outstanding Existing 2017 Notes, Existing 2018 Notes and our other senior notes outstanding as of the date of this prospectus supplement. In addition, as of March 31, 2016, the Company and AmeriCredit Financial Services, Inc. have guaranteed $0.7 billion of senior notes issued by the Company’s principal Canadian operating subsidiary and $1.3 billion of Euro Medium Term Notes issued pursuant to the Company’s Euro Medium Term Note Programme.

The Notes will be effectively subordinated to secured indebtedness of the Company, the indebtedness or obligations under Bank Lines, the indebtedness of the Receivables Entities, the indebtedness of Residual Funding Facilities, the indebtedness incurred in connection with any Permitted Receivables Financing, the liabilities of any other Subsidiary not providing a guarantee and certain obligations under Credit Enhancement Agreements. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, the Company’s assets that secure such secured indebtedness of the Company and its Subsidiaries will be available to pay obligations on the Notes only after all indebtedness under such secured indebtedness has been repaid in full from such assets. As of March 31, 2016, on a pro forma basis assuming the issuance by us of $3.0 billion in Notes, the Company and its Subsidiaries had aggregate liabilities of approximately $67.4 billion. The Notes will be effectively subordinated in right of payment to all indebtedness and other liabilities and commitments of our non-guarantor Subsidiaries. As of March 31, 2016, our non-guarantor subsidiaries had $44.2 billion of secured debt, unsecured debt and other liabilities. See “—Subsidiary Guarantee” and “Risk Factors—Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the Notes will be effectively subordinated to substantially all of our other debt.”

The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. As of the date of the Supplemental Indentures, all of the Company’s Subsidiaries, other than Subsidiaries that are Receivables Entities or Non-Domestic Entities will be Restricted Subsidiaries. See “Risk Factors—Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the Notes will be effectively subordinated to substantially all of our other debt.”

Principal, Maturity and Interest

The Company will issue an aggregate principal amount of $400 million of the Floating Rate Notes, $1.4 billion of the 2019 Notes and $1.2 billion of the 2023 Notes. The Notes will be treated as separate series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Floating Rate Notes

The Floating Rate Notes will mature on May 9, 2019.

The Floating Rate Notes will bear interest at a rate, reset quarterly, equal to three-month U.S. dollar London Interbank Offered Rate (“LIBOR”) plus 1.45%. Interest will be payable quarterly on February 9, May 9, August 9 and November 9 of each year, commencing on August 9, 2016 (each an “interest payment date”) to holders of record on the date that is 15 calendar days prior to each interest payment date. Interest on the Floating Rate Notes will accrue from and including the date the Floating Rate Notes are issued or from and including the most recent interest payment date. If any interest payment date, other than the maturity date, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the immediately succeeding day that is a Business Day, with the same force and effect as if made on the date such payment was due, except that if that Business Day is in the immediately succeeding calendar month, the interest payment date shall be the immediately preceding Business Day. If the maturity date of the Floating Rate Notes falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

The interest rate on the Floating Rate Notes will be reset quarterly on February 9, May 9, August 9 and November 9, commencing August 9, 2016, provided that if any interest reset date would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the immediately succeeding day that is a Business Day, except that if that Business Day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

The “initial interest reset period” (or “initial interest period”) means the period from and including the settlement date to but excluding the first interest reset date. Thereafter, each “interest reset period” (or “interest period”) means the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the Floating Rate Notes will be the period from and including the interest reset date immediately preceding the maturity date of the Floating Rate Notes to but excluding the maturity date. Interest on the Floating Rate Notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

The interest rate for the initial interest reset period means the three-month LIBOR, as determined on May 5, 2016, plus a margin of 1.45%. Thereafter, the interest rate for any interest period will be the three-month LIBOR, as determined on the applicable interest determination date (as defined below), plus a margin of 1.45%. The interest rate will be reset quarterly on each interest reset date.

The interest rate applicable to each interest period commencing on the related interest reset date, or the settlement date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” means the second London business day immediately preceding the settlement date, in the case of the initial interest period, or thereafter the second London business day immediately preceding the applicable interest reset date. A “London business day” means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Wells Fargo Bank, National Association, or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters LIBOR 01 (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters LIBOR 01” means the display designated on page LIBOR 01 on the Reuters Service (or such other page as may replace the LIBOR 01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks). If no rate appears on Reuters LIBOR 01, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Reuters LIBOR 01 as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with the Company) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with the Company) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

Fixed Rate Notes

The 2019 Notes will mature on May 9, 2019 (unless earlier redeemed). Interest on the 2019 Notes will accrue at the rate of 2.400% per annum and will be payable semi-annually in arrears on May 9 and November 9, commencing on November 9, 2016, to Holders of record on the immediately preceding April 24 and October 25.

The 2023 Notes will mature on May 9, 2023 (unless earlier redeemed). Interest on the 2023 Notes will accrue at the rate of 3.700% per annum and will be payable semi-annually in arrears on May 9 and November 9, commencing on November 9, 2016, to Holders of record on the immediately preceding April 24 and October 25.

Interest on the 2019 Notes and the 2023 Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions that are received by the paying agent no later than 10 Business Days prior to the payment date will be made by wire transfer of immediately available funds to the accounts in the United States specified by the Holders thereof. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Subsidiary Guarantee

The Company’s payment obligations under the Notes will be guaranteed on a senior unsecured basis by AmeriCredit Financial Services, Inc. and any future Guarantor. The Subsidiary Guarantee will rank pari passu with the guarantees of the Existing 2017 Notes, the Existing 2018 Notes and any guarantees of our other senior notes. The obligations of each Guarantor under the Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantee and require noteholders to return payments received from us or the guarantor.” The Indenture will provide that the Subsidiary Guarantee of a Guarantor shall be released:

(a) when a Guarantee Termination Event has occurred;

(b) when all of the shares of stock of such Guarantor are sold, exchanged or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company;

(c) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale, exchange or other disposition of all of the Capital Stock of such Guarantor, in each case following which such Guarantor is no longer a Restricted Subsidiary of the Company; or

(d) upon any Legal Defeasance or Covenant Defeasance.

The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not the Guarantor is the surviving Person), another Person or entity whether or not affiliated with the Guarantor unless either:

(i) (A) subject to the provisions of clause (ii) below, the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all of the obligations of that Guarantor pursuant to a supplemental indenture, under the Notes and the Indenture; and (B) immediately after giving effect to such transaction, no Default or Event of Default exists; or

(ii) the Subsidiary Guarantee of such Guarantor is to be released in accordance with the preceding paragraph in connection with such consolidation or merger.

“Guarantee Termination Event” means the first date following the date of the Indenture when (i) no Guarantor guarantees the Existing 2017 Notes and the Existing 2018 Notes and (ii) no Guarantor is an issuer or guarantor of any Triggering Indebtedness (other than any guarantee of Triggering Indebtedness that is being concurrently released). For purposes of clause (ii) of this definition, a Guarantor’s guarantee of any Triggering Indebtedness shall be deemed to be concurrently released when all of the conditions for the release of such guarantee are satisfied, other than for any condition related to the concurrent release of the Guarantor’s guarantee of any other Triggering Indebtedness. Upon the satisfaction of all of such conditions not related to the concurrent release of any guarantees of any other Triggering Indebtedness, a Guarantor’s guarantee of any Triggering Indebtedness and the Guarantee hereunder shall be deemed to be concurrently released and the conditions of clause (ii) shall be deemed to be satisfied.

“Guarantor” means AmeriCredit Financial Services, Inc., a Delaware corporation, and each other Restricted Subsidiary that becomes a Guarantor in accordance with the terms of the Indenture.

“Triggering Indebtedness” means any Indebtedness incurred after the date of the Base Indenture to the extent that the principal amount of such Indebtedness exceeds $100 million; provided, however, that “Triggering Indebtedness” shall not include: (i) Indebtedness that is or would be permitted to be secured by a Permitted Lien (whether or not such Indebtedness is in fact so secured); (ii) Indebtedness owed to the Company or a Restricted Subsidiary; (iii) Acquired Indebtedness; and (iv) Indebtedness incurred for the purpose of extending, renewing or replacing in whole or in part Indebtedness permitted by any of clauses (i) through (iii) above.

Optional Redemption

We may not redeem the Floating Rate Notes prior to maturity.

Each series of the 2019 Notes and the 2023 Notes will be redeemable, in whole or in part from time to time, at our option.

If the 2019 Notes are redeemed prior to maturity, the redemption price for the 2019 Notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

•	100% of the principal amount of the 2019 Notes to be redeemed; or

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points.

If the 2023 Notes are redeemed prior to March 9, 2023 (the date that is two months prior to the stated maturity date for the 2023 Notes), the redemption price for the 2023 Notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

•	100% of the principal amount of the 2023 Notes to be redeemed; or

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the 2023 Notes being redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 35 basis points.

If the 2023 Notes are redeemed on or after March 9, 2023 (the date that is two months prior to the stated maturity date for the 2023 Notes), the redemption price for the 2023 Notes to be redeemed will equal 100% of the principal amount of such Notes plus accrued and unpaid interest thereon to but excluding the redemption date.

In the case of each series of the 2019 Notes and the 2023 Notes, if the redemption date is after a record date and on or prior to a corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Notice of any redemption will be sent at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the 2019 Notes and the 2023 Notes to be redeemed. Once notice of redemption is sent, the 2019 Notes and the 2023 Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but not including, the redemption date.

If money sufficient to pay the redemption price of all of the 2019 Notes and the 2023 Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such 2019 Notes and 2023 Notes (or such portion thereof) called for redemption.

“Comparable Treasury Issue” means that United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of the applicable series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) any of Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC and a Primary Treasury Dealer (as defined herein) selected by each of the Company and SMBC Nikko Securities America, Inc. or any of their respective affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If we elect to redeem less than all of the series of 2019 Notes or the 2023 Notes, and either such series is at the time represented by a global note, then the depositary will select by lot the particular interests to be redeemed. If we elect to redeem less than all of the series of 2019 Notes or the 2023 Notes, and either such series is not represented by a global note, then the Trustee will select the particular Notes of such series to be redeemed in a manner it deems appropriate and fair (and the depositary will select by lot the particular interests in any global note to be redeemed).

We may at any time, and from time to time, purchase Notes of any series at any price or prices in the open market or otherwise.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Certain Covenants

Liens

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation, or Sale of Assets

The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person or entity unless (i) the Company is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture; and (iii) immediately after such transaction no Default or Event of Default exists.

Information Rights

The Indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file or cause to be filed a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. To the extent any such information, reports or other documents are filed electronically on the Commission’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be delivered to the Holders of Notes and the Trustee.

Additional Guarantees

The Indenture will require each Restricted Subsidiary of the Company (other than a Non-Domestic Entity) that issues or guarantees any Triggering Indebtedness to provide a Subsidiary Guarantee; provided, that the Subsidiary Guarantee of any Restricted Subsidiary that becomes a Guarantor under this covenant shall be automatically discharged and released as provided above under “Subsidiary Guarantee.” The foregoing covenant shall terminate upon the occurrence of a Guarantee Termination Event.

Events of Default and Remedies

The Indenture will provide that each of the following constitutes an Event of Default with respect to each series of Notes: (i) default for 30 days in the payment when due of interest on such series of Notes; (ii) default in the payment when due of the principal of or premium, if any, on such series of Notes, and continuance of such default for three Business Days; (iii) failure by the Company for 90 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of such series (with a copy to the Trustee) then outstanding to comply with any of the other covenants or agreements in the Indenture; (iv) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or the Guarantor, or any Person acting on behalf of the Guarantor, shall, in writing, deny or disaffirm its obligations under the Subsidiary Guarantee; and (v) certain events of bankruptcy or insolvency with respect to the Company or the Guarantor.

If any Event of Default occurs and is continuing with respect to a series of Notes, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes of such series (with a copy to the Trustee) may declare all of the Notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes of a particular series may direct the Trustee in its exercise of any trust or power with respect to such series of Notes. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines in good faith that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes of any series then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive any existing Default or Event of Default and its consequences under the Indenture, except an Event of Default in the payment of interest on, or the principal of, the Notes of such series.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days of becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations, covenants or agreements of the Company or any Guarantors under the Notes, the Indenture, any Guarantee or for any claim based on, in respect of, or by reason of, such obligations, covenants or agreements or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Guarantor discharged with respect to the outstanding Notes of any series (“Legal Defeasance”) except for (i) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to such series of Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantor released with respect to certain covenants that are described in the Indenture as it relates to any series of Notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance as it relates to any series of Notes, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated maturity date or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (vii) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes of such series over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and (viii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, as it relates to any series of Notes, or the Notes of such series, may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and compliance with any provision of the Indenture, as it relates to any series of Notes, or the Notes of such series, may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series (including consents obtained in connection with a tender offer or exchange offer for Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or premium, if any, on, or change the stated maturity of any Note or alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or extend the time for payment of interest on any Note, (iv) alter any of the provisions with respect to the redemption of the Notes; (v) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of any series of Notes by the Holders of at least a majority in aggregate principal amount of the applicable series of Notes and a waiver of the payment default that resulted from such acceleration), (vi) make any Note payable in any currency other than that stated in the Notes, (vii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (viii) make any change in the foregoing amendment and waiver provisions, (ix) waive a redemption payment with respect to any Note, provided that such redemption is made at the Company’s option, (x) in the case of any Note that is subject to a Guarantee, release the Guarantor of such Guarantee from any of its obligations under such Guarantee, except in accordance with the terms of the Indenture and such Note, or (xi) make any change in the ranking or priority of any Note or any Guarantee thereof that would adversely affect the Holders of such Note.

Notwithstanding the foregoing, without the consent of any Holder of Notes of any series, the Company and the Trustee may amend or supplement the Indenture or the Notes: (i) to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture; (ii) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Notes, or any Guarantees endorsed thereon or attached thereto, any property or assets and to secure, or, if applicable, provide additional security for, the Notes or Guarantees and to provide for matters relating thereto, and to provide for the release of any collateral as security for the Notes or Guarantees; (iii) to evidence the succession of another entity to the Company, or successive successions, and the assumption by the successor entity of the covenants, agreements and obligations of the Company or such Guarantor in the Indenture and in the Notes or the Guarantees of such Guarantor, as the case may be, and to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets; (iv) to add to the covenants and/or Events of Default of the Company or any Guarantor such further covenants, restrictions, conditions, provisions and/or Events of Default as the Company’s Board of Directors, applicable Guarantor’s Board of Directors and the Trustee shall consider to be for the protection of the Holders of securities of any or all series and, if such additional covenants and/or Events of Default are to be for the benefit of less than all the series of securities stating that such covenants and/or Events of Default are being added solely for the benefit of such series, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in the Indenture as herein set forth (and if such additional Events of Default are to be for the benefit of less than all series of the securities stating that such Events of Default are being added solely for the benefit of such series); provided, that in respect of any such additional covenant, restriction, condition, provision and/or Event of Default, such amendment or supplement may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority in aggregate principal amount of the securities of such series or any Guarantees endorsed thereon or attached thereto to waive such an Event of Default; (v) to establish the form or terms of Notes of such series and any Guarantees endorsed thereon or attached thereto, as permitted by the Base Indenture; (vi) to evidence and provide for the acceptance of appointment by a successor trustee with respect to the Notes, and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than the one Trustee, pursuant to the requirements of the Base Indenture, or to comply with the rules of any applicable securities depositary; (vii) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall not apply to any outstanding security issued prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (viii) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not materially adversely affect the legal rights thereunder of any Holder of the Notes; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the Notes pursuant to the Base Indenture, provided that any such action shall not adversely affect the interests of the Holders of the Notes in any material respect; (x) to add any Person as an additional Guarantor under the Indenture, to add additional Guarantees or additional Guarantors in respect of any outstanding securities under the Indenture, or to evidence the release and discharge of any Guarantor from its obligations under its Guarantees of any securities and its obligations under the Indenture in respect of any securities in accordance with the terms of the Indenture or any supplemental indenture; (xi) to conform the text to any provision of the “Description of Debt Securities” or “Description of the Notes” in any base prospectus or in any provision in of the “Description of the Notes” in any prospectus supplement relating to the Notes to the extent that such provision was intended to be a verbatim recitation of a provision set forth in the Indenture or any amendment or supplement to the Base Indenture; (xii) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or (xiii) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect in any material respect the interests of the Holders of any securities outstanding on the date of such indenture supplemental to the Base Indenture.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee on behalf of the Holders of Notes of such series, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to General Motors Financial Company, Inc., 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, Attention: Chief Financial Officer.

Book-Entry System

The Notes will be issued in the form of one or more fully registered global securities (“Global Securities”) that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC’s partnership nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in certificated form. Unless and until it is exchanged in whole or in part for the individual Notes it represents, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depositary or any nominee of such successor.

Investors may elect to hold their interest in the Global Securities through either DTC, Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”) if they are participants in these systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants though customers’ securities accounts in Clearstream and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear.

DTC has advised us of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC.

Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC’s records. The ownership interest of each actual purchaser of each Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued, or if an event of default has occurred and is continuing.

To facilitate subsequent transfers, all Global Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Global Securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such Global Securities to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Payments in respect of the Global Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC by wire transfer of immediately available funds. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as requested by an authorized representative of DTC) is our responsibility or that of the Trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depositary with respect to the Global Securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depositary is not appointed by us within 90 days, definitive securities in registered certificated form are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Global Security certificates will be printed and delivered to DTC.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the terms and conditions of Euroclear, to the extent received by DTC for Euroclear.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Same-Day Settlement and Payment

The underwriters will settle the Notes in immediately available funds. We will make all payments in respect of the Notes in immediately available funds.

The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity or earlier redemption or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds.

Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such Person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or the acquisition of such assets, as the case may be.

“Additional Notes” means any additional Notes of a particular series issued under the Indenture as part of such series of Notes.

“Bank Lines” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit.

“Board of Directors” means, when used with respect to the Company, the board of directors of the Company or any committee of that board duly authorized to act generally or in any particular respect for the Company hereunder or, when used with respect to any Guarantor, the board of directors of such Guarantor or any committee of that board duly authorized to act generally or in any particular respect for such Guarantor hereunder.

“Business Day,” except as specified otherwise, means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a Place of Payment are authorized or obligated by law, regulation or executive order to remain closed and, in the case of the Floating Rate Notes, is also a London business day as defined in “Principal, Maturity and Interest.”

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles of the Company and its consolidated subsidiaries, all as set forth in the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries, or any Receivables Entity for the purpose of providing credit support for one or more Receivables Entities or any of their respective securities, debt instruments, obligations or other Indebtedness.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Existing 2017 Notes” means the Company’s 4.75% Senior Notes due 2017, issued on August 16, 2012, pursuant to that certain indenture, dated as of August 16, 2012, among the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee.

“Existing 2018 Notes” means the Company’s 6.75% Senior Notes due 2018, issued on June 1, 2011, pursuant to that certain indenture, dated as of June 1, 2011, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time and consistently applied.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Permitted Liens” means: (i) Liens existing on the date of the Base Indenture; (ii) Liens to secure securities, debt instruments or other Indebtedness of one or more Receivables Entities or guarantees thereof; (iii) Liens to secure Indebtedness under a Residual Funding Facility or guarantees thereof; (iv) Liens to secure Indebtedness and other obligations (including letter of credit indemnity obligations and obligations relating to expenses with respect to debt facilities) under Bank Lines or guarantees thereof; (v) Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the Capital Stock of Subsidiaries of the Company substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in one or more Receivables Entities, in each case incurred in connection with Credit Enhancement Agreements, Residual Funding Facilities or issuances of securities, debt instruments or other Indebtedness by a Receivables Entity; (vi) Liens on property existing at the time of acquisition of such property (including properties acquired through merger or consolidation); (vii) Liens securing Indebtedness incurred to finance the construction or purchase of property of the Company or any of its Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien; (viii) Liens securing Hedging Obligations; (ix) Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien; (x) Liens in favor of the Company or any of its Restricted Subsidiaries; (xi) Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed five percent of Consolidated Net Tangible Assets; (xii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (xiii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xiv) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xv) Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (xvi) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business; (xvii) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business; (xviii) purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property; (xix) Liens evidenced by UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (xx) Liens on accounts, payment intangibles, chattel paper, instruments and/or other Receivables granted in connection with sales of any of such assets; (xxi) Liens on Receivables and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing; and (xxii) Liens in favor of a Guarantor or any of its Subsidiaries.

“Permitted Receivables Financing” means any facility, arrangement, transaction or agreement (i) pursuant to which the Company or any Restricted Subsidiary finances the acquisition or origination of Receivables with, or sells Receivables that it has acquired or originated to, a third party on terms that the Board of Directors has concluded are customary and market-standard, and (ii) that grants Liens to, or permits filings of precautionary UCC financing statements by, the third party against the Company or its Restricted Subsidiaries, as applicable, under such facility, arrangement, transaction or agreement relating to the subject Receivables, related assets and/or proceeds.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government, governmental agency or political subdivision thereof or any other entity.

“Place of Payment” when used with respect to the Notes, shall mean the place or places where the principal of (and premium, if any, on) and interest, if any, on the Notes are payable, as specified as contemplated by the Base Indenture.

“Receivable” means each of the following: (i) any right to payment of a monetary obligation, including, without limitation, any promissory note, financing agreement, installment sale contract, lease contract, insurance and service contract, and any credit, debit or charge card receivable, and (ii) any assets related to such receivables, including, without limitation, any collateral securing, or property leased under, such receivables.

“Receivables Entity” means each of the following: (i) any Person (whether or not a Subsidiary of the Company) established for the purpose of transferring or holding Receivables or issuing securities, debt instruments or other Indebtedness backed by Receivables and/or Receivable-backed securities, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness, and (ii) any Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness.

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Subsidiary based upon residual, subordinated or retained interests in Receivables Entities or any of their respective securities, debt instruments or other Indebtedness.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not a Receivables Entity or Non-Domestic Entity.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any business trust in respect to which such Person or one or more of the other Subsidiaries of that Person (or a combination hereof) is the beneficial owner of the residual interest, and (iii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to the ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders taxed under the alternative minimum tax;

•	dealers in securities;

•	certain traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	real estate investment trusts or regulated investment companies;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	tax-exempt organizations;

•	persons holding the Notes as part of a “straddle,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the Notes under the constructive sale provisions of the Code.

In addition, this discussion is limited to persons purchasing the Notes for cash in this offering for a price equal to their issue price (i.e., the first price at which a substantial amount of the Notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), which we assume will be the price indicated on the cover of this prospectus supplement, and who hold the Notes as “capital assets” within the meaning of Section 1221 of the Code. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws and the potential application of the Medicare contribution tax are not discussed.

If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of holding the Notes indirectly through ownership of their partnership interests.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Additional Payments

In certain circumstances (see “Description of the Notes—Optional Redemption”), we may be obligated to make payments upon a redemption in excess of the principal amount of the 2019 Notes and the 2023 Notes. We intend to take the position that the 2019 Notes and the 2023 Notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based on assumptions consistent with the reasoning provided in Treas. Reg. Sec. 1.1272-1(c)(2) and (5) such that the additional payments should not be accounted for in making such a determination for U.S. federal income tax purposes. Assuming this position is respected, any amounts paid to a holder pursuant to any such redemption would be taxable as described below in “—U.S. Holders—Sale or Other Taxable Disposition of Notes” and “—Non-U.S. Holders—Sale or Other Taxable Disposition of Notes”. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the 2019 Notes or the 2023 Notes, as applicable. Holders are urged to consult their tax advisors regarding the potential application of the contingent payment debt instrument rules to the 2019 Notes and the 2023 Notes and the consequences thereof. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a “U.S. Holder” of the Notes. As used herein, “U.S. Holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (a) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code control all substantial trust decisions, or (b) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Payments of Interest

Interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the disposition (other than amounts allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not already included in income) and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be equal to the amount that the U.S. Holder paid for the Note. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the Note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder generally will be subject to information reporting with respect to payments on the Notes or proceeds from the sale or other disposition of the Notes (including a redemption or retirement of the Notes). A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed properly to report payments of interest or dividends; or

•	in certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the holder that it is subject to backup withholding.

U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a “Non-U.S. Holder” of the Notes. A “Non-U.S. Holder” is a beneficial owner of the Notes that is not a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) or a U.S. Holder. Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

Subject to the discussion of FATCA below, interest paid on a Note to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•

such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation (as defined in the Code) that is related to us through actual or constructive stock ownership and is not a bank that received such Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Code Section 881(c)(3)(A));

•

(1) the Non-U.S. Holder provides us or the applicable withholding agent with its name and address on an IRS Form W-8BEN or W-8BEN-E (or other appropriate form) and certifies under penalty of perjury that it is not a “United States person,” (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to us or the applicable withholding agent under penalty of perjury that it has received an IRS Form W-8BEN or W-8BEN-E (or other appropriate form) from the Non-U.S. Holder and furnishes us or the applicable withholding agent with a properly completed IRS Form W-8 (or other appropriate form), or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” and certain conditions are satisfied; and

•	the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder does not satisfy the requirements above, subject to the discussion of effectively connected income below, interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. However, in this case, a Non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding on interest if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. person. In addition, if the Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or lower applicable treaty rate) with respect to its effectively connected earnings and profits.

Sale or Other Taxable Disposition of Notes

Subject to the discussion of FATCA below, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other disposition of a Note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

A Non-U.S. Holder described in the first bullet point above will be taxed in the same manner as if such Non-U.S. Holder were a U.S. person, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower applicable treaty rate). A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Any amounts attributable to accrued and unpaid interest on the Notes will be taxable as interest and may be subject to the rules described above under “—Payment of Interest.”

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we make to the Non-U.S. Holder, provided that the payor does not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder certifies its foreign status as described above under “—Payment of Interest.” Information returns will be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a Note (including a retirement or redemption of a Note) within the United States or conducted through certain United States-related brokers if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption.

A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability or may claim a refund, provided that the required information is furnished to the IRS in a timely manner.

Payments to Certain Foreign Entities

Provisions of the Foreign Account Tax Compliance Act were enacted on March 18, 2010 as part of the Hiring Incentive to Restore Employment Act. These provisions, commonly referred to as FATCA, may impose a 30% withholding tax on interest on, and gross proceeds from the sale or other disposition of, certain debt securities paid to a “foreign financial institution” or to a “non-financial foreign entity” (in each case, as specially defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may provide different reporting and withholding rules.

Under final regulations and published guidance under FATCA, we are (or another applicable withholding agent is) obligated to withhold from payments made to a foreign financial institution or a non-financial foreign entity with respect to interest payments, and will be obligated to withhold on gross proceeds of a sale or other disposition (including redemption or retirement) of the Notes occurring after December 31, 2018. Prospective investors should consult their tax advisors about these withholding provisions, including whether the provisions will apply to the Notes in their circumstances.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan or has authority or responsibility to do so, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the issuer or the initial purchasers or their affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan has paid no more and received no less than adequate consideration in the transaction.

Some employee benefit plans, including governmental plans (as defined in Section 3(32) of ERISA), and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. Plans (as defined in Section 4(b)(4) of ERISA) are not subject the requirements of ERISA or to Section 4975 of the Code. However, investment by such plans may be subject to the provisions of Similar Laws.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and holding the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Banco Bradesco BBI S.A., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc., have severally agreed to purchase from us the following respective principal amounts of Notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Floating Rate Notes	Principal Amount of 2019 Notes	Principal Amount of 2023 Notes
Banco Bradesco BBI S.A.	$60,000,000	$210,000,000	$180,000,000
Deutsche Bank Securities Inc.	$60,000,000	$210,000,000	$180,000,000
Goldman, Sachs & Co.	$60,000,000	$210,000,000	$180,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$60,000,000	$210,000,000	$180,000,000
RBC Capital Markets, LLC	$60,000,000	$210,000,000	$180,000,000
SMBC Nikko Securities America, Inc.	$60,000,000	$210,000,000	$180,000,000
BBVA Securities Inc.	$12,000,000	$42,000,000	$36,000,000
Scotia Capital (USA) Inc.	$12,000,000	$42,000,000	$36,000,000
UniCredit Capital Markets LLC	$12,000,000	$42,000,000	$36,000,000
Samuel A. Ramirez & Company, Inc.	$2,000,000	$7,000,000	$6,000,000
Siebert Brandford Shank & Co., L.L.C.	$2,000,000	$7,000,000	$6,000,000

Total	$400,000,000	$1,400,000,000	$1,200,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against some certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC and may not make sales of any notes in the United States or to U.S. persons. All sales of notes in the United States or to U.S. persons by this underwriter will be made through Bradesco Securities Inc., its affiliated broker-dealer registered with the SEC, as agent.

Commissions and Discounts

We have been advised by the representatives of the underwriters that the underwriters propose to offer the Notes to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 0.125% of the principal amount of the Floating Rate Notes, 0.125% of the principal amount of the 2019 Notes or 0.250% of the principal amount of the 2023 Notes.

The underwriters may allow, and these dealers may re-allow, a concession to other dealers of not more than 0.050% of the principal amount of the Floating Rate Notes, 0.050% of the principal amount of the 2019 Notes or 0.100% of the principal amount of the 2023 Notes. After the initial public offering of the Notes, representatives of the underwriters may change the offering price and other selling terms.

The following table shows the underwriting discounts to be paid to the underwriters by us in connection with this offering. These underwriting discounts are the difference between the public offering price and the amount the underwriters pay to us to purchase the Notes.

Per Floating Rate Note (expressed as a percentage)	0.250%
Total	$1,000,000
Per 2019 Note (expressed as a percentage)	0.250%
Total	$3,500,000
Per 2023 Note (expressed as a percentage)	0.400%
Total	$4,800,000

In addition, we estimate that the expenses of this offering that are payable by us, excluding underwriting discounts and commissions, will be approximately $2.2 million.

New Issue of Notes

Each series of Notes is a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in any series of Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities with respect to any series of Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for any series of the Notes will develop. If an active public trading market for any series of Notes does not develop, the market price and liquidity of such series of Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, until the issuance of the Notes, without first obtaining the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the Notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions and Stabilizing Transactions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing Notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the Notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the Notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased Notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives of the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Prospectus Supplement

A prospectus supplement in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than this prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement or the registration statement of which the related prospectus forms a part.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of Banco Bradesco BBI S.A., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., Banco Bilbao Vizcaya Argentaria, S.A., Scotia Capital (U.S.A) Inc. and UniCredit Capital Markets LLC act as lenders and/or as agents under our credit facilities. Certain of the underwriters and certain of their affiliates may also have lending relationships with our ultimate parent, GM.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

LEGAL MATTERS

The validity of the Notes offered hereby will be passed upon on our behalf by Hunton & Williams LLP, Dallas, Texas. The underwriters will be represented by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries incorporated in this prospectus supplement and the accompanying prospectus by reference from the General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis, and retrieval system known as EDGAR. You may also find additional information about us, including documents that we file with the SEC, on our website at http://www.gmfinancial.com. Except for the documents listed below, the information contained in, or that can be accessed from, our internet website is not incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows information in documents that we file with the SEC to be incorporated by reference, which means that we may disclose important information to you by referring you to those documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. The following documents are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 3, 2016;

•	our Current Report on Form 8-K filed on March 1, 2016; and

•	our Quarterly Report on Form 10-Q filed on April 21, 2016.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement but prior to the termination of the offering covered by this prospectus supplement will be deemed to be incorporated by reference into this prospectus supplement. We also incorporate by reference into this prospectus supplement all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement in connection with the offering made under the registration statement of which this prospectus supplement is a part. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement relating to this prospectus supplement, unless specifically included in the list of filings incorporated by reference above.

Each person, including any beneficial owner, to whom this prospectus supplement or the accompanying prospectus is delivered, is entitled to receive a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement or the accompanying prospectus . You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

Except for the documents specifically incorporated by reference into this prospectus supplement, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus supplement.

PROSPECTUS

GENERAL MOTORS FINANCIAL

COMPANY, INC.

Debt Securities

Guarantees of Debt Securities

We may offer from time to time debt securities. We may offer the securities separately or together, in separate series or tranches and in amounts, at prices and on terms described in one or more supplements to this prospectus. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one of our subsidiaries, AmeriCredit Financial Services, Inc.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement, which will describe the method and specific terms of the offering, including the amount, price and terms of the applicable offered securities. You should carefully read this prospectus, the information incorporated by reference in this prospectus, the prospectus supplement, including any information incorporated by reference in such prospectus supplement, and any free writing prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers or agents or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. See “Plan of Distribution.”

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 1 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer or sell an indeterminate amount of debt securities described in this prospectus in one or more offerings. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one or more of our subsidiaries. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities described in this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under “Where You Can Find More Information.”

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Those exhibits may be filed with the registration statement or may be incorporated by reference to earlier SEC filings listed in the registration statement or in subsequent filings that we may make under the Securities Exchange Act of 1934, as amended, or Exchange Act.

We have not authorized anyone to give any information or to make any representation different from or in addition to that contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Therefore, you should not assume that the information contained in this prospectus or any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement are delivered or securities are sold on a later date.

In this prospectus, unless the context indicates otherwise, the words “Company,” “GM Financial,” “we,” “us,” and “our” refer to General Motors Financial Company, Inc. and its subsidiaries; “GM” refers to General Motors Company; the “International Segment” refers to our auto finance and financial services operations conducted in Europe, Latin America and China; the “North America Segment” refers to our auto finance and financial services operations conducted in the United States and Canada; “Europe” refers to Germany, the United Kingdom, Austria, France, Italy, Switzerland, Sweden, Belgium, the Netherlands, Spain, Greece and Portugal; and “Latin America” refers to Mexico, Chile, Colombia, Brazil and Peru.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” and/or other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In connection with this, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. You should read carefully the section of this prospectus under the heading “Risk Factors.”

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We may “incorporate by reference” in this prospectus information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information, as well as the information included in this prospectus.

We incorporate by reference the documents listed below (but excluding any portions thereof that are furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 4, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on April 23, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed on July 23, 2015.

•	our Current Reports on Form 8-K filed on January 5, 2015, January 13, 2015, February 13, 2015, March 17, 2015, April 13, 2015 and July 13, 2015.

We also incorporate by reference into this prospectus all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus in connection with the offering made under the registration statement of which this prospectus is a part. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may obtain any of the documents incorporated by reference from the SEC or the SEC’s website as described below. In addition, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

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You may request free copies of any of these filings by writing or calling us at our principal offices, which are located at the following address:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis, and retrieval system known as EDGAR. You may also find additional information about us, including documents that we file with the SEC, on our website at http://www.gmfinancial.com. The information included on or linked to this website is not a part of this prospectus.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the securities being sold by this prospectus and the applicable prospectus supplement. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the address set forth above.

In addition, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to holders of our securities upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Industry and company data are approximate and reflect rounding in certain cases.

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ABOUT GENERAL MOTORS FINANCIAL COMPANY, INC.

GM Financial, the wholly-owned captive finance subsidiary of GM, is a global provider of automobile financing solutions. We have been operating in the automobile finance business since September 1992. We were acquired by GM in October 2010 to provide captive financing capabilities in support of GM’s U.S. and Canadian markets. In 2013, we expanded the markets we serve by acquiring the operations of our International Segment in Europe and Latin America. On January 2, 2015, we completed the acquisition of an equity interest in SAIC-GMAC Automotive Finance Company Limited (formerly known as GMAC-SAIC Automotive Finance Company Limited) (“SAIC-GMAC”), a joint venture that conducts auto finance operations in China, from Ally Financial Inc. As a result of the completion of this acquisition, our global footprint now covers over 80% of GM’s worldwide vehicle sales and includes both prime and sub-prime capabilities for consumer auto loans and leases and broad commercial lending capabilities for GM-franchised dealerships.

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas, 76102 and our telephone number is (817) 302-7000.

RISK FACTORS

Investing in the securities involves risks, including the risks described in the documents we incorporate by reference herein. You should carefully consider these risks and the other information contained or incorporated by reference in this prospectus and any prospectus supplement before deciding to invest in the securities, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of such securities. See “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the offered securities for general corporate purposes, which could include working capital expenditures, acquisitions, refinancing other debt or other capital transactions. Net proceeds of any offering may be temporarily invested prior to use. The application of proceeds will depend upon our funding requirements at the time and the availability of other funds. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.

RATIO OF EARNINGS TO FIXED CHARGES

(dollars in millions)

	Successor[1]							Predecessor[1]
	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011	Period From October 1, 2010 Through December 31, 2010	Period From July 1, 2010 Through September 30, 2010	Year Ended June 30,
2010
Ratio of Earnings to Fixed Charges[2]	1.6X	1.7X	1.6X	2.2X	3.3X	3.3X	3.0X	2.0X	1.8X

(1)	After our acquisition by GM via our merger with an indirect wholly owned subsidiary of GM (the “Merger”), AmeriCredit Corp. (“Predecessor”) was renamed General Motors Financial Company, Inc. (“Successor”) and the financial data for periods preceding the Merger and for the periods succeeding the Merger have been derived from the consolidated financial statements of the Predecessor and the Successor, respectively.
(2)	For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. “Fixed charges” represent interest expense, including amortization of debt issuance cost, and the portion of rentals representative of an implicit interest factor for such rentals.

SECURITIES WE MAY OFFER

We may offer an indeterminate amount of debt securities under this prospectus. The payment obligations under any series of debt securities may be fully and unconditionally guaranteed by one or more of our subsidiaries. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. Below is a summary of the debt securities we may offer with this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

In this prospectus we refer to debt securities and guarantees of debt securities as “securities.”

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a “senior indenture” and subordinated debt securities may be issued under a “subordinated indenture,” in each case between us and the trustee named in the applicable indenture. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the “indentures.” As used in this prospectus, the term “trustee” refers to either the senior trustee or the subordinated trustee, as applicable.

The terms of the debt securities will include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as in effect on the date of the applicable indenture. We have filed copies of the forms of indentures as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to any amendments or supplements as we may enter into from time to time which are permitted under the indentures. We will file the definitive indenture, when executed, as well as any amendments or supplements to the indenture, as exhibits to a current report on Form 8-K or a post-effective amendment to the registration statement of which this prospectus is a part. Except as we may otherwise indicate, the terms of the form of senior indenture and the form of subordinated indenture are identical. The indentures will be subject to and governed by the terms of the Trust Indenture Act of 1939. The following description, together with any additional information we may include in any applicable prospectus supplements, sets forth certain general terms and provisions of our debt securities that we may offer by this prospectus. This description is incomplete, and while the description below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of debt securities, and provisions that vary from those described below, in one or more prospectus supplements. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures. You may obtain copies of the indentures as described under “Where You Can Find More Information.”

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the subordinated indenture.

Since our operations are conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us, whether by dividends, loans or other payments. Our subsidiaries will have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities, except as may be described in a supplemental prospectus for any debt securities of any series that may be guaranteed by one or more of our subsidiaries. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries are or may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiaries’ creditors, including trade creditors.

Creditors of each of our subsidiaries, including trade creditors and creditors that have the benefit of guarantees issued by our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the debt securities. Therefore, the debt securities will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured creditors under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In addition, our rights and the rights of our creditors, including the holders of the debt securities, to participate in the assets of a subsidiary during its liquidation or reorganization will be effectively subordinated to all existing and future liabilities of that subsidiary. Furthermore, the indentures do not restrict our subsidiaries’ ability to incur secured or other indebtedness in the future. In any case, any remaining assets may be insufficient to repay the debt securities.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture. The indentures also do not limit our ability to incur other debt.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered, as well as any modifications or additions to the general terms of the indentures. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such extension;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity securities, equity indices or other indices, and the conditions upon and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will generally describe federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, then the payment will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business Day” means any calendar day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York, New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

Unless otherwise indicated in the applicable prospectus supplement, the applicable trustee will act as paying agent and registrar for the debt securities under the indentures. We may act as paying agent or registrar under the indentures.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payment by us of principal of, premium, if any, and interest on such subordinated debt securities.

The subordinated indenture does not limit the issuance of additional senior indebtedness.

Guarantees

The debt securities of any series may be fully and unconditionally guaranteed by AmeriCredit Financial Services, Inc., one of our subsidiaries. However, the indentures do not require that AmeriCredit Financial Services, Inc. be a guarantor of any series of debt securities. As a result, a series of debt securities may not be guaranteed by AmeriCredit Financial Services, Inc.

A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such guarantor is the surviving entity) another entity, other than us or another guarantor, unless:

•	immediately after giving effect to such transaction, no default or event of default exists;

•	the entity acquiring the property in such sale or disposition or the surviving entity is an entity organized or existing under the laws of a U.S. jurisdiction and expressly assumes all the obligations of that guarantor under its guarantee; and

•	we have delivered to the applicable trustee an officers’ certificate and opinion of counsel stating that the merger, consolidation or transfer and supplemental agreements, if any, comply with the applicable indenture;

provided, however, that the above will not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any entity if the resulting, surviving or transferee entity is not or will not be a subsidiary of the Company and the other terms of the indenture and securities are complied with.

Each guarantor shall, upon the occurrence of any of the following events, be automatically and unconditionally released and discharged from all obligations under the indenture and its guarantee of each series of the debt securities, and the holders of each series of the debt securities will be deemed to have consented to such release without any action required on the part of the trustee or any holder of debt securities:

•	if all of the shares of stock of that guarantor are sold, exchanged or otherwise disposed of to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company;

•	in connection with any sale or other disposition of all or substantially all of the assets of that guarantor, including by way of merger, consolidation or amalgamation, to a person that is not (either before or after giving effect to such transaction) the Company or a subsidiary of the Company;

•	upon defeasance or covenant defeasance in accordance with the applicable indenture; or

•	as otherwise specified in the applicable prospectus supplement.

Any guarantor not released from its obligations under its guarantee will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the debt securities of such series.

The applicable prospectus supplement relating to any series of guaranteed debt securities may specify other terms of the applicable guarantees.

Certain Covenants

Except as set forth below or in any supplemental indentures or in a board resolution of ours establishing a series of securities under the indentures, the indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•	contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

We will describe any restrictive covenants for any series of debt securities in the applicable prospectus supplement for such debt securities.

Amalgamation, Merger, Consolidation or Transfer of Assets

Under the terms of the indentures, we may amalgamate, consolidate or merge with another entity, or sell, lease, convey or otherwise transfer all or substantially all our assets to another entity, if we are either the continuing entity or, if we are not the continuing entity, under the following conditions:

•	the successor entity is organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture;

•	the transaction must not cause a default on the debt securities and we must not already be in default on the debt securities; and

•	any additional conditions with respect to any particular debt securities are met.

Events of Default

Unless otherwise provided for in the prospectus supplement, the term “event of default”, when used in the indentures, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•	failure to pay when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, any security of such series, and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•	failure on our part to comply with any other covenant or agreement in the indentures that applies to the debt securities for 90 days after we have received written notice from the trustee or the holders of at least 25% in aggregate principal amount of the debt securities then outstanding affected by the failure to comply in the manner specified in the applicable indenture;

•	events of bankruptcy, insolvency or reorganization of our Company or any applicable guarantor;

•	any guarantee by any guarantor being held unenforceable or invalid, or any guarantor denying or disaffirming its obligations under its guarantee, except as permitted by the indentures; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

If an event of default occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration.

Each indenture requires us and any guarantor to file an officers’ certificate with the trustee each year regarding compliance with the terms of the applicable indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series so affected (with each series treated as a separate class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an event of default has occurred and is continuing, the applicable trustee will be required, in the exercise of their respective power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any holder of debt securities, unless such holder has offered to the trustee reasonable written security and indemnity satisfactory to it against any loss, liability or expense.

Satisfaction and Discharge; Defeasance and Covenant Defeasance

Satisfaction and Discharge

The indentures will be discharged and will cease to be of further effect as to all debt securities of any series that have been issued thereunder when:

•	either:

•	all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the applicable trustee for cancellation; or

•	all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited funds with the applicable trustee as trust funds in trust solely for the benefit of the holders thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the aggregate indebtedness on the debt securities not delivered to the trustee for cancellation for principal of, premium on, if any, and interest, if any, on the debt securities to the date of maturity or redemption (provided that no default or event of default has occurred and is continuing and such deposit will not breach any other instrument by which we are bound);

•	we have paid or caused to be paid all sums payable by us in respect of such securities of such series under the applicable indenture; and

•	we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance of Certain Covenants and Certain Events of Default

Unless otherwise indicated in the applicable prospectus supplement, we may elect, with respect to any debt securities of any series, either:

•	to defease and be discharged from all of our obligations with respect to such debt securities, which we refer to as legal defeasance; or

•	to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities, which we refer to as covenant defeasance.

We must comply with the following conditions before legal defeasance or covenant defeasance can be effected:

•	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, premium on, if any, and interest, if any, on, the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities of such series are being defeased to maturity or to a particular redemption date;

•	we must deliver to the trustee an opinion of counsel to the effect that that the holders of such debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of legal defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such legal defeasance or covenant defeasance, as the case may be, had not occurred;

•	no default or event of default may have occurred or continue with respect to debt securities of such series on the date of such deposit (other than a default or event of default resulting from the incurrence of indebtedness all or a portion of the proceeds of which will be used to defease the debt securities of such series);

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we are a party or bound;

•	we must deliver an officers’ certificate stating that the deposit was not made with the intent of preferring holders of the series of debt securities being redeemed over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors; and

•	we must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent relating to the defeasance have been complied with.

The accompanying prospectus supplement may further describe any provisions permitting or restricting legal defeasance or covenant defeasance with respect to the debt securities of a particular series.

Modification and Waiver

Without the consent of any holders of any series of debt securities, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture that may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the securities of one or more series, or any guarantees endorsed thereon or attached thereto, any property or assets and to secure, or, if applicable, provide additional security for, any securities or guarantees and to provide for matters relating thereto, and to provide for the release of any collateral as security for any securities or guarantees;

•	to evidence the succession of another entity to our Company and the assumption of our covenants by the successor;

•	to add one or more covenants for the benefit of the holders of all or any series of debt securities;

•	to add any additional events of default for all or any series of debt securities;

•	to establish the form or terms of debt securities of any series;

•	to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee or to comply with the rules of any applicable securities depository;

•	to change or eliminate any provision of the indenture, provided that any such change or elimination shall not apply to any outstanding security of any series issued prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to make any change that would provide any additional rights or benefits to the holders of the securities or that does not materially adversely affect the legal rights under the indenture of any holder of the securities;

•	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, or any tranche thereof, pursuant to the terms of the indenture, provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or tranche or any other series of debt securities in any material respect;

•	to add a guarantor or permit any entity to guarantee the obligations under any series of debt securities or to transfer property or assets to the trustee as security for any series of debt securities;

•	to conform the text to any provision of the “Description of Debt Securities” or “Description of the Notes” in any base prospectus or in any provision in of the “Description of the Notes” in any prospectus supplement relating to the securities or any series of securities to the extent that such provision was intended to be a verbatim recitation of a provision set forth in the base indenture or any amendment or supplement thereto;

•	to comply with the requirements of the SEC to maintain the qualification of the indentures under the Trust Indenture Act; or

•	to make any other provisions with respect to matters or questions arising under the indenture, provided that such action shall not adversely affect in any material respect the interests of the holders of any debt securities of any series outstanding on the date of such supplemental indenture.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such supplemental indenture (voting together as a single class) is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indentures or debt securities pursuant to a supplemental indenture. However, no amendment may, without the consent of the holder of each outstanding debt security directly affected thereby:

•	reduce the principal amount of debt securities of that series whose holders must consent to an amendment, supplement or waiver of or with respect to the applicable indenture;

•	reduce the principal or change the fixed maturity of any debt security of that series;

•	reduce the rate or extend the time for payment of interest, including default interest, on any debt security of that series;

•	alter any of the provisions with respect to the redemption of the securities of any series;

•	waive a default in the payment of the principal of, or any premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then-outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make any of the debt securities payable in any currency other than that stated in the debt securities of that series;

•	make any change to certain provisions of the applicable indenture relating to, among other things: (i) the right of holders of debt securities to receive payment of the principal of, or any premium or interest on, debt securities and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to any debt security;

•	release any guarantor providing a guarantee to any debt securities from any of its obligations under such guarantee, except in accordance with the terms of the applicable indenture; or

•	make any change in the ranking or priority of any debt security or any guarantee thereof that would adversely affect the holders of such debt security.

A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of debt securities of one or more particular series of debt securities will be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the indenture with respect to the debt securities of such series, except a default in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in a prospectus supplement. In such case, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding debt securities of the series to be represented by such registered global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive form, a registered global security may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors as described in the applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in a prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Upon the issuance of any registered global security, and the deposit of such security with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if we offer and sell such debt securities directly.

Ownership of beneficial interests in a registered global security will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for that security or its nominee. Ownership of beneficial interests in a registered global security by persons who hold through participants will be shown on, and the transfer of those ownership interests within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The preceding limitations and such laws may impair the ability to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that registered global security. Unless otherwise specified in a prospectus supplement and except as specified below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities of the series represented by the registered global security registered in their names;

•	receive or be entitled to receive physical delivery of the debt securities of such series in certificated form; or

•	be considered the holders of the debt securities for any purposes under the indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures.

The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Unless otherwise specified in a prospectus supplement, payments with respect to principal, premium and/or interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. Neither we nor the trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Unless otherwise specified in a prospectus supplement, if the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by us within 90 days, we will issue debt securities in certificated form in exchange for the registered global security. In addition, the indentures provide that we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a registered global security representing such series of debt securities may receive, on terms acceptable to us and the depositary for such registered global security, debt securities of such series in certificated form registered in the name of such beneficial owner or its designee.

Denominations, Registrations and Transfer

The debt securities will be issued only in fully registered form, without interest coupons and, unless otherwise indicated in the prospectus supplement, in denominations that are even multiples of $1,000. A direct holder may have his or her debt securities broken into, or “exchanged” for, more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

A direct holder may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the debt securities.

A direct holder will not be required to pay a service charge to transfer or exchange debt securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the selection of securities for redemption and ending on the earliest date of notice of such redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Governing Law

The indentures are and the debt securities (and any guarantees thereof) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Regarding the Trustee

We have not selected a trustee under the indentures. Disclosure regarding the trustee will be provided in an applicable prospectus supplement or amendment to the registration statement of which this prospectus is a part.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

AmeriCredit Financial Services, Inc., one of our subsidiaries, may issue guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture or pursuant to a guarantee in a form prescribed by an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, which may include, without limitation, one or more of the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

PLAN OF DISTRIBUTION

The securities may be offered through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. The specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation will be identified in a prospectus supplement.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries incorporated in this prospectus by reference from the General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined financial statements of Ally Financial Inc.’s International Operations incorporated in this prospectus by reference from the General Motors Financial Company, Inc.’s Current Report on Form 8-K/A filed on March 17, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and are incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of the securities offered by this prospectus will be passed upon for us by Hunton & Williams LLP, Dallas, Texas. Certain legal matters will be passed upon for the underwriters by counsel named in the applicable prospectus supplement.

GENERAL MOTORS FINANCIAL

COMPANY, INC.

Debt Securities

Guarantees of Debt Securities

PROSPECTUS

August 31, 2015

GENERAL MOTORS FINANCIAL COMPANY, INC.

PROSPECTUS    SUPPLEMENT

May 4, 2016

Joint Book-Running Managers

BofA Merrill Lynch	Bradesco BBI	Deutsche Bank Securities	Goldman, Sachs & Co.	RBC Capital Markets	SMBC Nikko

Co-Managers

BBVA	Ramirez & Co., Inc.	Scotiabank	Siebert Brandford Shank & Co., L.L.C.	UniCredit Capital Markets